Exhibit 99.1

May 4, 2023
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  Janet Kavinoky (205) 298-3220

VULCAN REPORTS FIRST QUARTER 2023 RESULTS

Pricing Momentum and Solid Execution Drive Strong Earnings Growth
Full Year Outlook Underpinned by Uniquely Positioned Aggregates Business

Birmingham, Alabama – May 4, 2023 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended March 31, 2023.

Financial Highlights Include:

	First Quarter		Trailing-Twelve Months
Amounts in millions, except per unit data	2023	2022	2023	2022
Total revenues	$1,649	$1,541	$7,424	$6,025
Gross profit	$302	$269	$1,591	$1,413
Selling, Administrative and General (SAG)	$117	$119	$514	$448
As % of Total revenues	7.1%	7.7%	6.9%	7.4%
Net earnings attributable to Vulcan	$121	$92	$604	$602
Adjusted EBITDA	$338	$294	$1,669	$1,501
Earnings attributable to Vulcan from continuing operations per diluted share	$0.92	$0.70	$4.67	$4.54
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$0.95	$0.73	$5.34	$5.08
Aggregates segment
Shipments (tons)	51.7	53.0	235.1	229.5
Freight-adjusted sales price per ton	$18.67	$15.52	$17.10	$15.06
Gross profit	$303	$243	$1,468	$1,315
Gross profit per ton	$5.85	$4.58	$6.25	$5.73
Cash gross profit	$415	$346	$1,918	$1,698
Cash gross profit per ton	$8.02	$6.53	$8.16	$7.40

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “The powerful combination of our aggregates-led business and our commitment to execute on our strategic disciplines resulted in strong earnings growth in the first quarter.  Aggregates earnings increased sharply with cash gross profit per ton improving 23 percent and gross margin expanding despite lower shipments and persistent inflationary cost pressures.  As we look ahead, we are increasing our full-year earnings outlook to reflect the pricing momentum and solid execution realized in our first quarter results.  We now expect full-year Adjusted EBITDA of $1.850 to $1.950 billion.”

May 4, 2023
FOR IMMEDIATE RELEASE
Segment Results
Aggregates
Segment gross profit increased 25 percent to $303 million ($5.85 per ton).  Gross profit margin expanded 170 basis points due to strong pricing growth and solid operational execution.  Earnings improvement was widespread across the Company’s footprint.

Aggregates shipments decreased 2 percent. Shipments across the Southeast and East coast benefited from more favorable weather, while shipments in California and Texas were impacted by significant rainfall throughout most of the quarter.  First quarter volume also benefited from some shipments delayed by unfavorable weather in the fourth quarter.

The pricing environment remains positive.  Pricing actions effective at the start of the year resulted in another quarter of accelerating price growth.  Freight-adjusted selling prices increased 20 percent, or $3.15 per ton, as compared to the prior year, with all markets realizing year-over-year improvement.  Adjusting for mix impacts, average selling prices increased 19 percent in the first quarter.

Consistent with expectations, freight-adjusted unit cash cost of sales increased 18 percent, or $1.66 per ton, over the prior year.  Solid operational execution helped mitigate continued year-over-year inflationary pressures, particularly for parts and services.  The average price of diesel was 3 percent higher ($2 million) than the prior year.

First quarter cash gross profit per ton improved 23 percent to $8.02 per ton.  The Company remains focused on compounding improvements in unit margins throughout the cycle through fixed cost leverage, price growth and operating efficiencies.

Asphalt, Concrete and Calcium
Asphalt segment gross profit was $1 million in the first quarter. Cash gross profit was $10 million compared to $6 million in the prior year.  Pricing increased 15 percent, or $9.38 per ton, and drove the year-over-year improvement in earnings.  The average unit cost of liquid asphalt was 7 percent higher ($4 million) than the prior year.  Shipments decreased 11 percent as compared to the prior year’s first quarter. The year-over-year decline was primarily driven by lower shipments in California and Arizona, the Company’s largest asphalt markets, due to significant rainfall in the quarter.

Concrete segment gross profit was a loss of $2 million, and cash gross profit was $18 million in the first quarter.  Shipments decreased 30 percent as compared to the prior year.  Current year results were impacted by the divestiture of the Company’s operations in New York, New Jersey and Pennsylvania.  Additionally, unfavorable weather in California and Texas and a slowdown in residential construction activity affected segment earnings.

Calcium segment gross profit was $0.8 million compared to $0.7 million in the prior year’s first quarter.

May 4, 2023
FOR IMMEDIATE RELEASE
Selling, Administrative and General (SAG)
SAG expense in the quarter was $117 million, or 7.1 percent of total revenues, a 60 basis-points improvement versus the prior year.  Trailing-twelve months SAG expense was 6.9 percent of total revenues.  The Company remains focused on further leveraging its overhead cost structure.

Financial Position, Liquidity and Capital Allocation
Capital expenditures in the first quarter were $113 million, including both maintenance and growth projects.  In 2023, the Company expects to spend $600 to $650 million, including growth projects.  The Company will continue to review its plans and will adjust as needed.

On March 31, 2023, the ratio of total debt to trailing-twelve-months Adjusted EBITDA was 2.3 times (2.2 times on a net debt basis).  The Company remains committed to its stated long-term target leverage range of 2.0 to 2.5 times total debt to trailing-twelve-months Adjusted EBITDA.

On a trailing-twelve-months basis, return on average invested capital was 13.7 percent, a 20 basis points improvement from December 31, 2022.  The Company is focused on driving improvement through solid operating earnings growth coupled with disciplined capital management.

Outlook
Regarding the Company’s full-year outlook for 2023, Mr. Hill stated, “We are increasing our full-year earnings expectations to incorporate the success of our pricing efforts during the first quarter.  Leading indicators of demand remain mixed, and full-year shipments for 2023 will still ultimately depend upon the depth of the decline in residential construction activity and the timing of highway starts converting to shipments.  Despite a challenging macro-environment, our uniquely positioned aggregates business and our best-in-class execution position us to successfully navigate shifts in demand.”

Management expectations for 2023 include the following updates:
•	Aggregates freight-adjusted price growth of approximately 15 percent ($16.40 in 2022)
•	Net earnings attributable to Vulcan of between $815 and $895 million
•	Adjusted EBITDA of between $1.850 and $1.950 billion
•	All other aspects of the Company’s expectations for 2023 remain unchanged from those reported as part of its fourth quarter earnings release in February

Conference Call
Vulcan will host a conference call at 10:00 a.m. CT on May 4, 2023.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 800-245-3047, or 203-518-9765 if outside the U.S.  The conference ID is 3751956.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

May 4, 2023
FOR IMMEDIATE RELEASE
About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

May 4, 2023
FOR IMMEDIATE RELEASE
Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A
Vulcan Materials Company
and Subsidiary Companies
(in millions, except per share data)
	Three Months Ended
Consolidated Statements of Earnings		March 31
(Condensed and unaudited)	2023	2022

Total revenues	$1,649.0	$1,540.7
Cost of revenues	(1,347.0)	(1,271.9)
Gross profit	302.0	268.8
Selling, administrative and general expenses	(117.3)	(119.0)
Gain on sale of property, plant & equipment and businesses	1.7	2.6
Loss on impairments	0.0	(0.1)
Other operating income (expense), net	0.8	(5.3)
Operating earnings	187.2	147.0
Other nonoperating income, net	1.4	1.5
Interest expense, net	(49.0)	(35.9)
Earnings from continuing operations before income taxes	139.6	112.6
Income tax expense	(16.6)	(18.7)
Earnings from continuing operations	123.0	93.9
Loss on discontinued operations, net of tax	(2.1)	(1.8)
Net earnings	120.9	92.1
Earnings attributable to noncontrolling interest	(0.2)	(0.3)
Net earnings attributable to Vulcan	$120.7	$91.8

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$0.92	$0.70
Discontinued operations	$(0.01)	$(0.01)
Net earnings	$0.91	$0.69

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$0.92	$0.70
Discontinued operations	$(0.02)	$(0.01)
Net earnings	$0.90	$0.69

Weighted-average common shares outstanding
Basic	133.2	133.0
Assuming dilution	133.7	133.6
Effective tax rate from continuing operations	11.9%	16.6%

Table B

Vulcan Materials Company
and Subsidiary Companies

(in millions)
Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2023	2022	2022
Assets
Cash and cash equivalents	$139.6	$161.4	$123.1
Restricted cash	0.4	0.1	9.9
Accounts and notes receivable
Accounts and notes receivable, gross	988.1	1,056.2	928.6
Allowance for credit losses	(13.1)	(10.9)	(10.7)
Accounts and notes receivable, net	975.0	1,045.3	917.9
Inventories
Finished products	437.8	439.3	412.2
Raw materials	70.6	63.4	63.2
Products in process	6.2	6.0	4.4
Operating supplies and other	71.0	70.6	44.7
Inventories	585.6	579.3	524.5
Other current assets	91.9	115.9	87.2
Total current assets	1,792.5	1,902.0	1,662.6
Investments and long-term receivables	31.3	31.8	36.5
Property, plant & equipment
Property, plant & equipment, cost	11,413.5	11,306.4	10,724.1
Allowances for depreciation, depletion & amortization	(5,368.6)	(5,255.1)	(4,998.5)
Property, plant & equipment, net	6,044.9	6,051.3	5,725.6
Operating lease right-of-use assets, net	569.5	572.6	679.7
Goodwill	3,689.6	3,689.6	3,709.2
Other intangible assets, net	1,679.2	1,702.1	1,751.9
Other noncurrent assets	269.9	285.2	295.3
Total assets	$14,076.9	$14,234.6	$13,860.8
Liabilities
Current maturities of long-term debt	0.5	0.5	3.9
Short-term debt	0.0	100.0	100.0
Trade payables and accruals	370.3	454.5	390.1
Other current liabilities	386.1	401.6	398.7
Total current liabilities	756.9	956.6	892.7
Long-term debt	3,876.9	3,875.2	3,874.5
Deferred income taxes, net	1,060.1	1,072.8	1,007.7
Deferred revenue	157.8	159.8	166.8
Noncurrent operating lease liabilities	545.9	548.4	631.7
Other noncurrent liabilities	668.6	669.6	689.1
Total liabilities	$7,066.2	$7,282.4	$7,262.5
Equity
Common stock, $1 par value	133.1	132.9	132.9
Capital in excess of par value	2,832.9	2,839.0	2,806.8
Retained earnings	4,174.0	4,111.4	3,787.2
Accumulated other comprehensive loss	(153.1)	(154.7)	(151.6)
Total shareholder's equity	6,986.9	6,928.6	6,575.3
Noncontrolling interest	23.8	23.6	23.0
Total equity	$7,010.7	$6,952.2	$6,598.3
Total liabilities and equity	$14,076.9	$14,234.6	$13,860.8

Table C

Vulcan Materials Company
and Subsidiary Companies

(in millions)
	Three Months Ended
Consolidated Statements of Cash Flows		March 31
(Condensed and unaudited)	2023	2022
Operating Activities
Net earnings	$120.9	$92.1
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	148.4	141.0
Noncash operating lease expense	13.6	16.4
Net gain on sale of property, plant & equipment and businesses	(1.7)	(2.6)
Loss on impairments	0.0	0.1
Contributions to pension plans	(1.9)	(2.0)
Share-based compensation expense	8.2	7.5
Deferred tax provision (benefit)	(13.3)	1.1
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(55.2)	(77.8)
Other, net	2.3	(0.2)
Net cash provided by operating activities	$221.3	$175.6
Investing Activities
Purchases of property, plant & equipment	(193.6)	(160.4)
Proceeds from sale of property, plant & equipment	1.4	6.2
Proceeds from sale of businesses	130.0	0.0
Payment for businesses acquired, net of acquired cash	0.5	(148.2)
Other, net	0.0	(0.1)
Net cash used for investing activities	$(61.7)	$(302.5)
Financing Activities
Proceeds from short-term debt	28.0	189.0
Payment of short-term debt	(128.0)	(89.0)
Payment of current maturities and long-term debt	(550.4)	(2.3)
Proceeds from issuance of long-term debt	550.0	0.0
Debt issuance and exchange costs	(3.4)	(0.7)
Payment of finance leases	(5.8)	(8.5)
Dividends paid	(57.2)	(53.2)
Share-based compensation, shares withheld for taxes	(14.3)	(17.1)
Other, net	0.0	0.2
Net cash provided by (used for) financing activities	$(181.1)	$18.4
Net decrease in cash and cash equivalents and restricted cash	(21.5)	(108.5)
Cash and cash equivalents and restricted cash at beginning of year	161.5	241.5
Cash and cash equivalents and restricted cash at end of period	$140.0	$133.0

Table D

Segment Financial Data and Unit Shipments

(in millions, except unit and per unit data)
	Three Months Ended
		March 31
	2023	2022
Total Revenues
Aggregates [1]	$1,294.3	$1,121.2
Asphalt [2]	169.8	167.1
Concrete	285.1	360.5
Calcium	2.3	1.9
Segment sales	$1,751.5	$1,650.7
Aggregates intersegment sales	(102.5)	(110.0)
Total revenues	$1,649.0	$1,540.7

Gross Profit
Aggregates	$302.8	$242.8
Asphalt	0.8	(2.9)
Concrete	(2.4)	28.2
Calcium	0.8	0.7
Total	$302.0	$268.8

Depreciation, Depletion, Accretion and Amortization
Aggregates	$112.3	$103.6
Asphalt	9.0	8.6
Concrete	20.4	21.1
Calcium	0.0	0.0
Other	6.7	7.7
Total	$148.4	$141.0

Average Unit Sales Price and Unit Shipments

Aggregates
Freight-adjusted revenues [3]	$965.9	$822.7
Aggregates - tons (thousands)	51,738	53,020
Freight-adjusted sales price [4]	$18.67	$15.52

Other Products
Asphalt Mix - tons (thousands)	2,077	2,322
Asphalt Mix - sales price	$73.44	$64.06

Ready-mixed concrete - cubic yards (thousands)	1,762	2,500
Ready-mixed concrete - sales price	$161.25	$143.81

Calcium - tons (thousands)	59	54
Calcium - sales price	$38.11	$34.67

[1]
Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]
Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in millions, except per ton data)
	Three Months Ended		Trailing Twelve Months Ended
	March 31		March 31
	2023	2022	2023	2022
Aggregates segment
Segment sales	$1,294.3	$1,121.2	$5,445.9	$4,571.3
Less: Freight & delivery revenues [1]	309.7	272.4	1,328.6	1,027.2
Other revenues	18.7	26.1	98.9	88.6
Freight-adjusted revenues	$965.9	$822.7	$4,018.4	$3,455.5
Unit shipments - tons	51.7	53.0	235.1	229.5
Freight-adjusted sales price	$18.67	$15.52	$17.10	$15.06

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Cash gross profit," and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Cash Gross Profit

(in millions, except per ton data)
	Three Months Ended		Trailing Twelve Months Ended
	March 31		March 31
	2023	2022	2023	2022
Aggregates segment
Gross profit	$302.8	$242.8	$1,468.5	$1,314.8
Depreciation, depletion, accretion and amortization	112.3	103.6	449.8	383.2
Aggregates segment cash gross profit	$415.1	$346.4	$1,918.3	$1,698.0
Unit shipments - tons	51.7	53.0	235.1	229.5
Aggregates segment gross profit per ton	$5.85	$4.58	$6.25	$5.73
Aggregates segment cash gross profit per ton	$8.02	$6.53	$8.16	$7.40
Asphalt segment
Gross profit	$0.8	$(2.9)	$61.0	$21.3
Depreciation, depletion, accretion and amortization	9.0	8.6	35.5	35.5
Asphalt segment cash gross profit	$9.8	$5.7	$96.5	$56.8
Concrete segment
Gross profit	$(2.4)	$28.2	$58.7	$74.8
Depreciation, depletion, accretion and amortization	20.4	21.1	82.4	58.6
Concrete segment cash gross profit	$18.0	$49.3	$141.1	$133.4

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA
(in millions)
	Three Months Ended		Trailing Twelve Months Ended
	March 31		March 31
	2023	2022	2023	2022
Net earnings attributable to Vulcan	$120.7	$91.8	$604.4	$602.0
Income tax expense	16.6	18.7	190.9	158.2
Interest expense, net	49.0	35.9	181.4	150.5
Loss on discontinued operations, net of tax	2.1	1.8	19.0	4.0
Depreciation, depletion, accretion and amortization	148.4	141.0	594.9	503.6
EBITDA	$336.7	$289.3	$1,590.6	$1,418.5
Gain on sale of real estate and businesses, net	$0.0	$0.0	$(6.1)	$0.0
Charges associated with divested operations	0.0	0.3	2.8	1.5
Business development [1]	0.6	2.5	8.6	36.5
COVID-19 direct incremental costs	0.0	0.0	0.0	10.9
Pension settlement charge	0.0	0.0	0.0	12.1
Loss on impairments	0.0	0.0	67.8	4.6
Restructuring charges	0.3	1.8	5.7	16.8
Adjusted EBITDA	$337.6	$293.9	$1,669.4	$1,501.0

[1]	Represents non-routine charges or gains associated with acquisitions and dispositions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Trailing Twelve Months Ended
	March 31		March 31
	2023	2022	2023	2022
Net earnings attributable to Vulcan	$0.90	$0.69	$4.52	$4.51
Less: Discontinued operations	(0.02)	(0.01)	(0.15)	(0.03)
Diluted EPS attributable to Vulcan from continuing operations	$0.92	$0.70	$4.67	$4.54
Items included in Adjusted EBITDA above, net of tax	0.01	0.03	0.54	0.49
NOL carryforward valuation allowance	0.02	0.00	0.13	0.00
Acquisition financing interest costs	0.00	0.00	0.00	0.05
Adjusted diluted EPS attributable to Vulcan from continuing operations	$0.95	$0.73	$5.34	$5.08

The following reconciliation to the mid-point of the range of 2023 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2023 Projected EBITDA
(in millions)
Mid-point
Net earnings attributable to Vulcan	$855
Income tax expense	240
Interest expense, net of interest income	195
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	610
Projected EBITDA	$1,900

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

(in millions)
			March 31
	2023		2022
Debt
Current maturities of long-term debt	$0.5		$3.9
Short-term debt	0.0		100.0
Long-term debt	3,876.9		3,874.5
Total debt	$3,877.4		$3,978.4
Less: Cash and cash equivalents and restricted cash	140.0		133.0
Net debt	$3,737.4		$3,845.4
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,669.4		$1,501.0
Total debt to TTM Adjusted EBITDA	2.3	x	2.7	x
Net debt to TTM Adjusted EBITDA	2.2	x	2.6	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

(dollars in millions)
Trailing Twelve Months Ended
	March 31	December 31	March 31
	2023	2022	2022
Adjusted EBITDA	$1,669.4	$1,625.6	$1,501.0
Average invested capital
Property, plant & equipment, net	$5,910.0	$5,810.4	$5,109.6
Goodwill	3,707.1	3,708.5	3,485.0
Other intangible assets	1,723.5	1,737.5	1,507.7
Fixed and intangible assets	$11,340.6	$11,256.4	$10,102.3

Current assets	$1,918.0	$1,898.8	$1,854.2
Less: Cash and cash equivalents	141.0	161.3	474.0
Less: Current tax	45.6	47.2	32.3
Adjusted current assets	1,731.4	1,690.3	1,347.9

Current liabilities	999.6	1,002.1	740.8
Less: Current maturities of long-term debt	1.2	2.1	10.5
Less: Short-term debt	137.6	137.6	20.0
Adjusted current liabilities	860.8	862.4	710.3
Adjusted net working capital	$870.6	$827.9	$637.6

Average invested capital	$12,211.2	$12,084.3	$10,739.9

Return on invested capital	13.7%	13.5%	14.0%